Exhibit 10.4

[OSI LETTERHEAD]

REVISED – March 24, 2006
March 23, 2006

STRICTLY PRIVATE & CONFIDENTIAL

Dr. David Epstein
56 Pine Street
Belmont, MA 02478

Dear David:

We are pleased to offer you the position at OSI Eyetech of Vice President, Research & Preclinical Development reporting to Anthony Adamis, Executive Vice President, Research. We at OSI Pharmaceuticals, Inc. are very excited about the possibility of you joining our team and we look forward to the prospect of working with you. The following outlines the specific terms of our offer to you:

1)	Your start date will be on or around Monday, April 24, 2006. Please indicate on the second page of this offer your intended start date.

2)
Your starting salary is payable bi-weekly at a rate of $8,076.92, less taxes, which annualized is $210,000, less taxes. The position is considered an exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay for hours worked in excess of 40 hours in a given workweek.

3)
You will receive a $125,000 bonus (net). This amount will be grossed up to assist with the tax implications to you. After the completion of one year of service with the company 25% of the bonus will be forgivable. After your 4th year of service the entire bonus will be forgiven. If you involuntarily terminated from the Company you will not be required to re-pay this bonus.

4)	Our Relocation Company will assist you in your move and OSI will pay for the following relocation expenses:

•	OSI will pay for the packing and movement of household goods.
•
OSI will pay for typical transaction costs in selling your home in Massachusetts through our relocation program and closing costs on the purchase of a new home in New York, up to and including two points. Home purchase closing costs will be grossed up to assist with the tax implications to you.

•	OSI will pay for five months of temporary housing and storage. Temporary housing and storage after 30 days will be grossed up to assist with the tax implications to you.
•	OSI will pay you two weeks incidental pay for miscellaneous expenses that you may incur while relocating. This amount will be paid with your first paycheck.
•
You and your family may take up to ten nights for house-hunting trips to New York to search for a new residence, which will be reimbursed by the Company. This will include reasonable transportation, hotel accommodations and meals in line with our relocation policy.

•
OSI will pay for one-way coach airline fares and in transit charges in line with our current relocation policy to transport you and your immediate family to your new location. The amounts reimbursed will be grossed up to assist with the tax implications to you.

Please review OSI's relocation policy for further details. Please note that if you choose to leave the Company within 12 months of relocating you will be required to re-pay all relocation amounts given to you. Specific information will be in a separate Relocation Agreement that must be signed and returned to Human Resources.

5)
The Company will issue you an initial grant of 20,000 stock options of OSI Pharmaceuticals common stock on the first business day  of the month after your employment begins. OSI's stock options vest over 4 years.

6)	You will receive a restricted stock grant of 10,000 shares. The restrictions will lift on an annual basis at 25% per year over a 4 year period.

7)	You will receive mortgage assistance of $20,000 (net), per year for a period of 3 years beginning after you relocate to New York.

8)
In addition to your base salary in 2006, you will also be eligible for a guaranteed bonus payment at 30% of your base salary pending satisfactory performance. For 2007 and thereafter, bonus eligibility and amount will be subject to the Board of Directors approved bonus plan as set forth for all employees each year.

9)	If you are involuntarily terminated for a reason other than performance, OSI will assist with the following:

a.	After 6 months of employment: You will receive 6 months salary as severance and 6 months of Cobra payments to cover your medical premiums.
b.	After 1 year of employment: You will receive 12 months of your base salary as severance and 12 months of Cobra payments to cover your medical premiums.
c.	After 18 months of employment: You will receive 18 months of your base salary as severance and 18 months of Cobra payments to cover your medical premiums.

10)	You are entitled to 15 days paid vacation per annum in accordance with the Company's vacation policy.

*This offer is preliminary, subject to final review after completion of background and reference checks.

You are also entitled to certain employee benefits established by the Company, provided that you meet the respective eligibility requirements with respect thereto. Currently, these benefits include, but are not limited to, term life insurance, basic medical, dental and hospitalization coverage, long-term disability coverage, a 401K savings and investment plan and a tuition reimbursement plan. Further explanation of the benefits described herein will be provided during your orientation meeting upon your arrival.

The foregoing does not constitute an employment contract between you and the Company, nor does the foregoing otherwise constitute an agreement or promise by the Company to employ you for any specific length of time or under any specific terms and conditions.

In connection with your employment you will be required to execute such employment, confidentiality and other agreements and documents as we request and to present proof of U.S. citizenship or official authorization of employment in compliance with the Immigration Reform and Control Act of 1986.

We do hope that you will decide to accept this opportunity to join us at OSI during what is a particularly exciting time in the growth and development of the Company. If there is anything further that you wish to discuss or any issues that require clarification, please do not hesitate to contact me at              .

David, if you accept the terms of this offer, kindly sign two copies of this letter and return one copy to Human Resources in the enclosed envelope. As soon as we receive your acceptance, we will send you orientation materials, which we would like you to complete and bring with you on your first day of employment. They will be reviewed with you during your New Employee Orientation.

Sincerely

/s/ Amy R. Sheehan

Amy R. Sheehan
Associate Director, Human Resources
Corporate Headquarters

cc:           Gayle Gironda, Director, HR Eyetech

Accepted by:	/s/ David Epstein

Date:	March 27, 2006